SHARE PURCHASE AND TRANSFER AGREEMENT

                                     between

1.    Dipl. Phys. Heiko Wasmund,
      born on October 15, 1940 in Flensburg,
      residing at Lessingstrasse 17,
      35614 A(beta)lar, Germany

      hereinafter referred to as "Seller",

                                       and

2. Technical Instrument Company with its business address at 650 North Mary Avenue, Sunnydale, California 94086, USA

      hereinafter referred to as "Buyer"

3. Syncotec Neue Technologien und Instrumente GmbH, Loherstrasse 4, 35614 A(beta)lar, a company registered in the Commercial Register of Wetzlar under HRB Nr. 750, Germany hereinafter referred to as the "GmbH"

4.    Helga Wasmund,

      born on March 13, 1940 in A(beta)lar, Germany residing at Lessingstrasse 17
      35614 A(beta)lar, Germany
      hereinafter referred to as "Mrs. Wasmund"

     WHEREAS, the GmbH was established by Seller in 1983 for the purpose of developing, manufacturing and distributing high technology products in Europe; and

     WHEREAS, the GmbH has a stated capital of one hundred thousand (DM100,000) Deutsche Mark, consisting of two shares with a par value of fifty thousand (DM50,000) Deutsche Mark each; and

     WHEREAS, pursuant to a Share Purchase and Transfer Agreement made between Seller and Buyer on June 30, 1997, by notarial deed, recorded at notary Roger Zatzsch, Frankfurt/ Main, No Z434/ 1997, Buyer acquired from Seller one share with a par value of fifty thousand (DM50,000) Deutsche Mark, representing fifty (50%) percent of the equity of GmbH; and

     WHEREAS, Seller remains the owner of one (1) GmbH share with a par value of fifty thousand (DM50,000) Deutsche Mark, representing fifty (50%) percent of the total equity of GmbH (hereinafter the "Share"); and

     WHEREAS, Seller is interested to sell the Share and the Buyer which is a wholly owned subsidiary of Zygo Corporation ("Zygo"), based on the representations and warranties made by Seller and in accordance with the provisions of this Agreement, is interested in acquiring the Share; and


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

     WHEREAS, Seller and Buyer are desirous to consummate this Share Purchase and Transfer Agreement simultaneously herewith.

NOW, THEREFORE, the parties agree as follows:

                                       I.

                       Takeover Accounts; Indemnification

1. Buyer and Seller will cause the GmbH after June 30, 1997, in cooperation with the tax adviser Steuerburo Scheid, An der Limpseit 26 D - 35630 Ehringshausen, Germany ("Seller's Accountant"), to prepare its financial tax statements (balance sheet and profit and loss account) as of June 30, 1997 ("Balance Sheet Date"). These financial statements ("Takeover Accounts") shall be prepared in accordance with accounting and valuation principles generally accepted in the Federal Republic of Germany and such accounting and valuation principles generally accepted in the Federal Republic of Germany shall be applied consistently and without change as used in the December 31, 1996 year-end accounts of the GmbH including without limitation adjustments and depreciation.

2. Buyer will instruct the Accounting Department of its parent company (the "Accounting Department") and in co-operation with KPMG Deutsche Treuhand-Gesellschaft ("Buyer's Accountant") to review the Takeover Accounts. Seller and the GmbH will permit the Accounting Department and Buyer's Accountant to


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


     carry out this review and will give them access to all books, records and information as is necessary to carry out such review. In particular, they shall permit the Accounting Department and the Buyer's Accountant to participate in a physical inventory taking as of July 31, 1997. The Managing Director of the GmbH will give the customary declaration of completeness for the Takeover Accounts.

3. If the Accounting Department cannot agree with the Seller's Accountant on the Takeover Accounts prepared by the GmbH, the points at issue shall be decided with binding effect on both Parties hereto by an arbitrator expert (Schiedsgutachter). If the Parties cannot agree on the arbitrator to be appointed, he or she shall be appointed, at the request of either Party, by the Institut der Wirtschaftsprufer e.V., Dusseldorf. The fees of such arbitration shall be evenly split among the Parties. It is understood and agreed that the decision of the arbitrator experts shall be binding solely for the purposes of the computation of the consideration for the Shares, as provided in s. IV. hereof.

4.   The Seller undertakes to indemnify

     (a) the GmbH and the Buyer against any and all (i) liabilities (whether accrued or contingent and including tax liabilities) and risks existing on the Balance Sheet Date or arising from acts, omissions, events or circumstances occurring at any time up to and including the date of the execution of this Share Purchase and Transfer Agreement (the "Closing Date") to the extent that such liabilities or risks are not shown or reserved against in the Takeover Accounts, except those risks which are


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

          fully covered by the GmbH's insurance policies and have been acknowledged by such insurers or (ii) any misrepresentation or breach of covenant by or on the part of the GmbH hereunder;

     (b) the GmbH and Buyer from and against all personal liabilities (including tax liabilities) of Seller to the extent that the GmbH or Buyer should, for any reason whatsoever be held responsible for such liabilities or such responsibility should be asserted.

     The indemnification provided for in subsection 4(a)(i) above is limited to 50% (which represent the Seller's pro-rata-share in GmbH's capital) of such liabilities.

                                       II.

                           Sale and Transfer of Share

1. Seller hereby sells, transfers and assigns to Buyer all right, title and interest in his GmbH share as defined in the Recitals above with a par value of fifty thousand (DM50,000) Deutsche Mark, which share represents fifty (50%) percent in the stated capital of GmbH, including all and any rights attached and connected with the ownership of such Share. Buyer accepts such sale, transfer and assignment of the Share. The transfer of the Share and its assignment as well shall take place simultaneously herewith.


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

     The transfer shall be deemed between the parties effective as of September 1, 1997.

2. The shareholders' meeting of GmbH has approved and GmbH approves the sale and transfer pursuant to Sect. 9 of the Articles of Association. A certified copy of the resolution shall be attached hereto as Exhibit 1.

3. The GmbH hereby acknowledges the transfer pursuant to Sect. 16 para. 1 German GmbH-Law.

4. Buyer and Seller as well as GmbH acting through its managing director, by waiving all formalities under statutory laws and under the Articles of Incorporation, hereby approve the sale and transfer of the Share as described above to the Buyer.

5. Seller represents and warrants to Buyer that the Share represents fifty (50%) percent of the entire share capital of the GmbH and that the Share is fully paid up in an amount equal to the nominal value and not repaid and not subject to assessments of any kind, free and clear from all liens, charges and encumbrances and that Seller is free to make this disposition of the Share to Buyer, and that all required corporate action has been duly taken. There are no options, warrants, agreements or other rights outstanding to acquire any shares of GmbH.


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


                                      III.

                                   Management

Commencing on September 1, 1997, Seller shall continue to serve as managing director of GmbH pursuant to a new three (3) year employment agreement. The Draft Employment Agreement is attached to this Share Purchase and Transfer Agreement as Exhibit 2 for evidentiary purposes.

                                       IV.

                                  Consideration

1. The entire consideration (the "Consideration") for the sale and transfer of the Share of GmbH sold to Buyer pursuant to Part II above, and all transactions described above in the recitals and all other obligations undertaken by Seller hereunder shall be the purchase price (the "Purchase Price") for the Share.

2. The Purchase Price shall be the aggregate of the amount of two million six hundred fifty thousand (DM 2,650,000) Deutsche Mark, plus fifty (50%) percent of the net book value (net value of assets less net value of liabilities) of GmbH as of June 30, 1997 as reported on the Takeover Accounts (the "Aggregate Closing Cash Purchase Price").


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

3. Except as provided in Part VII, Section 6, within five (5) days from the execution of this Share Purchase and Transfer Agreement, Buyer shall pay two thirds (2/3) of the Purchase Price in the form of a wire transfer to Seller at his bank account No. 9449358 00 with Dresdner Bank AG in Giessen/Wetzlar (SWIFT DRESD DE FF 513/BLZ 513 800 40); and shall pay the remaining third by delivery of registered shares of common stock of Zygo Corporation to Seller. The calculation of the number of Zygo shares to be so delivered shall be based upon the average closing price on the NASDAQ during the ten (10) business days immediately preceding the Closing Date, converted to DM at the exchange rate published in the Wall Street Journal on the business day immediately preceding the Closing Date.

4. With respect to the Aggregate Closing Cash Purchase Price the parties agree as follows:

     (a) As soon as practicable and in any event no later than ninety (90) days after the Closing Date, the Buyer shall deliver to the Seller a proposed actual balance sheet of the Company as of the Closing Date, in accordance with accounting and valuation principles generally accepted in the Federal Republic of Germany and on a basis consistent with the Takeover Accounts (the "Closing Date Balance Sheet").

     (b) As soon as practicable but in no event more than thirty (30) days after receipt of the proposed Closing Date Balance Sheet, the Seller shall inform the Buyer in writing that either the proposed Closing Date Balance Sheet is acceptable or object to the proposed Closing Date Balance

          Sheet in writing setting forth a specific description of the Seller's objections (it being agreed that the failure of the Seller to deliver such written notice to the Buyer within such thirty (30) day period shall be deemed acceptance by the Seller). If the Seller objects as provided above and if the Buyer does not agree with the Seller's objections, if any (it being agreed that the failure of the Buyer to deliver written notice to the Seller of the Buyer's disagreement with the Seller's objections shall be deemed acceptance by the Buyer), or such objections are not resolved on a mutually agreeable basis within thirty (30) days after the Buyer's receipt of the Seller's objections, any such disagreement shall be promptly submitted to a mutually acceptable accounting firm not employed by any of the parties to this Agreement (the "Unaffiliated Firm"). The Unaffiliated Firm shall resolve within thirty (30) days after said Unaffiliated Firm's engagement by the parties the differences regarding the proposed Closing Date Balance Sheet in accordance with accounting and valuation principles generally accepted in the Federal Republic of Germany and on a basis consistent with the Takeover Accounts and this Agreement. The decision of such Unaffiliated Firm shall be final and binding upon, and its fees, costs and expenses shall be shared equally by the Buyer and the Seller. The Buyer and the Seller shall each bear the fees, costs and expenses of its own accountants, if any. Upon resolution of any such dispute, the determination of the Closing Date Balance Sheet shall be deemed to be final.


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

     (c) If the Closing Date Balance Sheet as finally determined pursuant to this Section 4. shows that the "net book value" of the Company (i.e., the book value of the assets acquired less the book value of liabilities assumed) as at the Closing Date is greater than or less than DM1,485,410.00, then the Aggregate Cash Closing Purchase Price shall be increased or reduced, as applicable, in the aggregate, for fifty (50%) percent of the change. Such amount shall, promptly, but in no event later than five (5) Business Days after final determination of the Closing Date Balance Sheet, be paid by the Seller to the Buyer or returned by the Buyer to the Seller, as applicable.

                                       V.

                         Representations and Warranties

In the execution of this Share Purchase and Transfer Agreement, the Buyer relies on the accuracy of the representations and warranties made by Seller in the agreement and hereinafter. Seller herewith expressly represents and warrants as guaranteed qualities of the GmbH that on today's date and, if different, on and as of the date of the Closing, the following representations and warranties are correct:

1.   (a)   The  information  given in the  Preamble  hereto is  complete  and accurate in all respects.


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


     (b) Persons and companies other than Seller and Buyer do not hold directly or indirectly any share or other interest in the GmbH of any nature whatsoever, nor do they have a right to any such interest (including the right to purchase or otherwise acquire an interest in the GmbH). The Share is not subject to any rights of third parties.

     (c) Seller and his relatives (Angehorige) within the meaning of Section 15 of the German Tax Code (Abgabenordnung) - "Relatives" - do not hold any interest whatsoever in any other business entity engaged in a business in which GmbH is active except for publicly listed shares quoted at a stock exchange.

     (d) The execution and consummation of this Agreement and the transactions and agreements contemplated hereby is valid and binding on Seller and does not require the consent or authorization of any third party or of any court or administrative authority.

2. Seller has permitted the Accounting Department and Buyer's Accountant on behalf of Buyer to review and analyze the tax accounts of the GmbH since December 31, 1993. These accounts submitted by Seller to the Accounting Department have been prepared with the care of a conscientious businessman in accordance with accounting and valuation principles generally accepted in the Federal Republic of Germany and these principles have been applied consistently and without change as in prior fiscal years of the GmbH, respectively. All ascertainable risks, devaluations and losses have been reflected by sufficient depreciation, adjustment in value and reserves. The said material is complete


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

     and accurate and presents fairly and completely the financial condition of the GmbH respectively at the respective dates and the results of the operations of their business for the periods thereby covered. All other information given to the Accounting Department was true and accurate and was not incomplete in a way as to make any information given misleading.


3.   Since December 31, 1996, there has not been in the GmbH


     (a) any change in the business operations or the financial conditions or the manner of conducting the business other than changes arising in the ordinary course of business, none of which has had a material adverse effect on the business operations or the financial condition of the GmbH;

     (b) any damage, including financial damage or loss (whether covered by insurance or not) materially adversely affecting any material asset or the business operations of the GmbH;

     (c) the termination or a material change of any material contract of the GmbH.

4. The GmbH has good, unrestricted and unencumbered title to, and possession of, all the personal property reflected in the accounts, and such property which has been acquired since then. All inventory is in good and saleable condition. All property is in good working order and condition. The GmbH has all necessary assets to conduct business in a manner similar to that conducted in the past and as contemplated to be conducted.

5. There is no litigation, arbitration or administrative proceeding or investigation pending or threatened against the GmbH nor are circumstances known to exist


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

     which reasonably might be expected to result in such litigation, arbitration, administrative proceedings or investigation, nor is the GmbH a party to any other litigation or contentious proceeding.

6. The GmbH is holding such trademarks, patents and other industrial property rights necessary for the conduct of the GmbH's business in the manner currently conducted by it. There do not exist any rights of third parties, and in particular no industrial property rights of third parties which any of the GmbH infringes by its firm name or any part thereof or by any name used by it or the conduct of its business or any other act within its business. The Seller does not own any industrial rights, especially no patent rights, which belong to the business of the GmbH or is related thereto.

7. The GmbH had not significant problems in obtaining in a timely manner and at reasonable costs any and all materials (raw, finished and otherwise) used or to be used in the business of the GmbH, nor does the GmbH have any reason to believe that it will have any significant problems in obtaining such materials in future. The GmbH has not received written notice of intent to terminate any material contracts or agreements for the purchase of the products of the GmbH nor does the GmbH have knowledge of any circumstances which are likely to result in a material decrease of GmbH's forecasted annual sales for the fiscal year ending December 31, 1997.

8.   The GmbH has

     (a) duly filed all tax returns up to and including fiscal year 1996 and other reports required under the applicable laws with tax and other authorities,


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

     (b)  made all current tax prepayments for all applicable taxes,

     (c) withheld all taxes, social security charges and other charges to be withheld and have paid them to the respective recipient.

9. Seller and his Relatives and companies and partnerships directly or indirectly controlled by Seller and/or his Relatives do not have any claims, other than from the existing employment contract of Heiko Wasmund, from the property lease agreement of Helga Wasmund, or other rights against the GmbH or in any tangible or intangible asset which is used or destined to be used in the business of the GmbH.

10. (a) The GmbH is not in default under any law or ordinance, or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherever located (other than as may be described elsewhere herein).

     (b) The GmbH has operated from its inception, and will continue to operate through the Closing Date, legally and in compliance with all conditions and requirements of all applicable zoning laws, federal, state and local statutes, ordinances, rules, regulations, permits, policies, guidelines, orders, franchises, authorizations and consents, and neither the GmbH nor the Seller have received notice of any asserted past or present failure to comply with any law, ordinance, regulation, permit, order or requirement. The Seller knows of no other facts or circumstances which may result in any future civil, administrative or criminal proceedings against the GmbH.

     (c) The GmbH has not transported, stored, treated or disposed, nor has it allowed or arranged for any third person to transport, store, treat or dispose hazardous waste to or at (1) any location other than a site lawfully permitted to receive such waste for such purposes or (2) any location designated for remedial action pursuant to the applicable laws, as from time to time amended, or any similar federal or state statute assigning responsibility for the cost of investigating or remediating releases of contaminants into the environment; nor has the GmbH performed, arranged for or allowed, by any method or procedure, such transportation or disposal in contravention of state or federal laws and regulations or in any other manner which gives rise to any liability whatsoever; and the GmbH has not disposed of nor has it allowed or arranged for third parties to dispose of hazardous waste upon property owned or leased by it, except as permitted by law.

11. The GmbH's performances of services have been conducted in accordance with standards of practice ordinarily exercised at the time and within the locality where the services were performed, including, without limitation, compliance with applicable laws, regulations and standards governing the provision of services to the public.

12. The GmbH leases all of its land and buildings whereon it operates and conducts its business and affairs from Seller's spouse, Helga Wasmund. This lease contract is valid and binding on the parties thereto until June 30, 2003. Neither the GmbH nor Helga Wasmund has breached or is in default under any material obligation contained in this lease contract. The execution and consummation of this Agreement does not give to Helga Wasmund a right of termination or the right to an amendment of such contract. Notwithstanding anything to the contrary contained in the lease, Helga Wasmund hereby expressly agrees to maintain this lease with GmbH for the remaining term of the current lease and, thereafter at the option of GmbH, to renew it for another five (5) year term on substantially the same terms as currently provided for. In case of such a renewal Helga Wasmund shall be entitled to adjustment of the rent equivalent to the inflation increase. The parties hereto agree to amend the lease to provide for the foregoing. GmbH owns no real property.

                                       VI.

                          Period until the Closing Date

1. Seller will give Buyer and its respective representatives access to the GmbH's files including all its books and records.

2. Seller guarantees that until the Closing Date, the GmbH will operate its business in the normal manner consistent with past practice and that, without the prior written consent of Buyer the GmbH will not enter into any contract or assume any liability other than contemplated herein or in the ordinary course of business.

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

3. Seller agrees not to make or to let any person or company or partnership make any withdrawals from the GmbH for any purpose whatsoever. For this purpose the term "withdrawals" includes the declaration or payment of a dividend or interim dividend, any payment to Seller or Relatives under lease, employment, advisory or similar contracts and the repayment of, or the payment of interest for, any balances on capital, loan or other accounts of Seller to the GmbH. Heiko and Helga Wasmund as well as Annette Wasmund shall be entitled to withdraw any loan amounts prior to the Closing Date, which GmbH received from them prior to the Closing Date.

                                      VII.

                         Liability, Full Implementation

1. Any inspection, audit, investigation or review made by Buyer before the execution of this Agreement, shall in no way affect the representations and warranties of Seller contained herein or made in pursuance hereof.

2. The statute of limitations for any claims hereunder shall be eighteen (18) months from the date of the Closing Date unless a longer period is provided for the respective claim by the laws of the Federal Republic of Germany. Notwithstanding the foregoing, the statute of limitations shall expire, with respect to tax liabilities, six months after final assessment following the tax audits for the respective periods, of all taxes of the GmbH.

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

3. With respect to the handling of tax matters and changes, if any, which may result from a tax audit the following shall apply:

     (a) Buyer will notify Seller promptly of any tax audit relating to the period until the Closing Date. Seller is entitled to participate in such tax audit and to comment thereon irrespective of whether the respective tax audit concerns business taxes or personal taxes of Seller.

     (b) If as a result of such tax audit there should be an increase of the taxes of the GmbH payable for the period up to the Closing Date, these taxes shall be borne by Seller and Seller will, if applicable, hold the GmbH harmless and indemnified from and against the respective tax liabilities. Seller shall not be required to bear an increase of taxes and to hold the GmbH harmless and indemnified to the extent such increase of taxes results from timing differences and GmbH will benefit from a reverse effect during the time after the Closing Date. In any event the liability of the Seller shall be limited to 50% (Seller's pro-rata-share in GmbH's capital) of the respective amounts.

     (c) The result of the tax audit shall have no other effects on the present Agreement except those described in Paragraph (b) above. In particular, profit increases or profit decreases determined by the tax office shall neither affect the Purchase Price nor the obligation of indemnification in accordance with Paragraph (b). The representations and warranties in accordance with Part V above shall be absolute and effective, as drafted, and shall not be affected by any tax audit or the results thereof.

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

4. Buyer will grant Seller the right to inspect all business records of the GmbH relating to the period prior and up to the Closing Date if this inspection is requested for tax reasons or for reasons of defense against claims or for other legitimate reasons connected with Seller's former interests in the GmbH (but always in a manner of time so as to avoid any business interruption or interference with GmbH or Buyer).

5. Seller undertakes to execute in due form and delivers at the request of Buyer also at any time after today's date and without additional remuneration any documents and to perform any acts which may be necessary in order to comply fully with the purpose of this Agreement.

6. Buyer shall retain from the Purchase Price an amount of three hundred thousand (DM300,000) Deutsche Mark during the above mentioned period of eighteen (18) months to secure the faithful performance of the provisions in this Paragraph VII and the indemnifications provided hereunder, such amount (the "Escrow Amount") to be held in escrow by the acting Notary. The Notary shall release the Escrow Amount so held or parts thereof only upon mutual instruction to be signed by Seller and Buyer to the bank account named in that instruction. Until the expiration of the above mentioned eighteen (18) month period, the Notary shall deposit the Escrow Amount on a month to month basis on time deposit. The interest on the Escrow Amount shall become part of the escrow. After expiration of the above mentioned eighteen (18) month period and provided that Buyer and Seller have not instructed the Notary otherwise, the Notary shall extend the escrow for any amount in dispute until the dispute

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

     between the parties has been finally and irrevocably resolved. The Notary shall be entitled to deduct the notarial fees from the amount to be paid.

                                      VIII.

                                 NON-COMPETITION

1. Seller agrees that during his employment by the GmbH and throughout the period ending on the third anniversary of the last day of the scheduled term of his Employment Agreement with the GmbH dated September 1, 1997 (including any extensions thereof) (the "Non-Competitive Period"), Seller shall not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with, any business engaged in the research, development, testing, design, manufacture, sale, lease, marketing, utilization or exploitation of any products or services which are designed for the same purpose as, are similar to, or are otherwise competitive with, products or services of the GmbH, Buyer, Zygo or any of their respective subsidiaries or affiliates, in any geographic area where, at the time of the termination or expiration of his employment hereunder, the business of the GmbH, Buyer, Zygo or any of their respective subsidiaries or affiliates was being conducted or was proposed to be conducted in any manner whatsoever worldwide; provided, however, that Seller may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation. In addition, Seller shall not, directly or indirectly, during the Non-Competitive Period, request or cause contracting parties, suppliers or customers with whom the GmbH, Buyer, Zygo or any of their respective subsidiaries or affiliates has a business relationship to cancel or terminate any such business relationship with the GmbH, Buyer, Zygo or any of their respective subsidiaries or affiliates or solicit, interfere with or entice from the GmbH, Buyer, Zygo or any of their respective subsidiaries or affiliates any employee (or former employee) of the GmbH, Buyer, Zygo or any of their respective subsidiaries or affiliates.

2. If any portion of the restrictions set forth in this Section VIII should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

3. Seller acknowledges that the GmbH, Buyer and/or Zygo conducts business on a world-wide basis, that its sales and marketing prospects are for continued expansion into world markets and that, therefore, the territorial and time limitations set forth in this Section VIII are reasonable and properly required for the adequate protection of the business of the GmbH, Buyer, Zygo and their respective subsidiaries. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Seller agrees to the reduction of the territorial or time limitation to the area or period which such court deems reasonable.

4. The existence of any claim or cause of action by Seller against the GmbH, Buyer, Zygo or any of their respective subsidiaries or affiliates shall not constitute a defense to the enforcement by the GmbH, Buyer, Zygo or any such subsidiary or affiliate of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.

                                       IX.

                                     General

1. The costs of GmbH's Accountant shall be borne by GmbH, and those of the Accounting Department and Buyer's Accountant shall be borne by Buyer. The notary's and court fees as well as transfer taxes and taxes on stock exchange dealings, connected with this Agreement shall be borne by Buyer. Apart therefrom, each party shall bear the costs of its advisors and auditors.

2. Any changes and amendments to this Agreement shall only be valid if made in writing or, if necessary, in notarized form. Declarations to be made under this Agreement shall be made in writing unless expressly provided otherwise.

3. Should any provision of this Agreement be or become invalid in whole or in part, the validity of the other provisions shall not be affected thereby. To the extent


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

     legally possible, the invalid provision shall be replaced by a provision corresponding to the meaning and purpose of this Agreement.

4. This Agreement shall be governed by German law. The courts of Frankfurt/am Main shall have exclusive jurisdiction for all disputes arising hereunder, except relating to the agreement on the June 30, 1997 Takeover Accounts, pursuant to Paragraph I(3) hereof.

5.   The English version of this Agreement shall be binding.

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